UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-37389	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality REIT, Inc. (the “Company”) is filing this report in accordance with Items 5.07, 8.01 and 9.01 of Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 31, 2016, a special meeting of the shareholders of the Company (the “Apple Hospitality Special Meeting”) was convened.  According to the report of the inspector of election, at the Apple Hospitality Special Meeting, shareholders approved the issuance of common shares of the Company (“Common Shares”) to the shareholders of Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), pursuant to the Agreement and Plan of Merger, dated as of April 13, 2016 (as amended on July 13, 2016, the “Merger Agreement”), among the Company, Apple Ten and 34 Consolidated, Inc., a Virginia corporation (“Acquisition Sub”), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub being the surviving corporation in the Merger and remaining a wholly owned subsidiary of the Company (the “Proposal”).  Shareholder action on a second proposal, to approve the adjournment of the Apple Hospitality Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Proposal, was not required and no vote was taken on that proposal.

The final voting results for the Proposal are set forth below:

CLASS	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Common Shares	93,904,289	6,289,364	823,337	n/a

The Proposal is described in more detail in the joint proxy statement/prospectus of the Company and Apple Ten dated July 15, 2016.

Item 8.01 Other Events.

On August 31, 2016, the Company and Apple Ten issued a joint press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the results of the voting at the Apple Hospitality Special Meeting and at the special meeting of the shareholders of Apple Ten held on August 31, 2016 to consider the proposal to approve the Merger Agreement, the related plan of merger, the Merger and the other transactions contemplated by the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Joint Press Release dated August 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight President and Chief Executive Officer

August 31, 2016